Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications &
	(914) 722-4704		Community Relations
(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CAREMARK REPORTS SECOND QUARTER FINANCIAL RESULTS

Company Revises 2010 Earnings Guidance Range

New 12-Year Contract with Aetna to Provide Significant Long-Term Benefits

Second Quarter Year-Over-Year Highlights:

•	Adjusted EPS from continuing operations of $0.65, including $0.03 per diluted share of accruals in our Retail Pharmacy segment for anticipated legal settlements

•	GAAP diluted EPS from continuing operations of $0.60, including $0.03 per diluted share of accruals in our Retail Pharmacy segment for anticipated legal settlements

•	Net revenues of $24.0 billion

•	Generic dispensing rate increased 320 basis points to 71.0% in the Pharmacy Services segment and 310 basis points to 72.7% in the Retail Pharmacy segment

•	Mail choice penetration rate increased 190 basis points to 25.9%

WOONSOCKET, RHODE ISLAND, July 28, 2010 - CVS Caremark Corporation (NYSE: CVS), today announced revenues, operating profit, and net income for the three and six months ended June 30, 2010.

Revenues

Net revenues for the three months ended June 30, 2010, decreased $864 million, or 3.5% to $24.0 billion, down from $24.9 billion in the prior year period.

Revenues in the Pharmacy Services segment decreased 9.0% to $11.8 billion in the three months ended June 30, 2010 over the prior year period. Adjusting the growth rate for the impact of new generics, net revenues would have decreased 3.1% in the Pharmacy Services segment. The decrease in net revenues was primarily due to the previously announced termination of a few large client contracts effective January 1, 2010 and the decrease of covered lives under our Medicare Part D program resulting from the 2010 Medicare Part D competitive bidding process. This was partially offset by new client starts effective January 1, 2010.

Revenues in the Retail Pharmacy segment increased 3.7% to $14.3 billion in the three months ended June 30, 2010 and total same store sales increased 2.1% over the prior year period. Pharmacy same store sales increased 2.9% and were positively impacted by approximately 290 basis points due to the continued growth of Maintenance Choice™. Pharmacy same store sales were negatively impacted by approximately 180 basis points due to recent generic introductions, and were negatively impacted by the comparison against last year’s H1N1 outbreak. Front store same store sales increased 0.4% in the three months ended June 30, 2010, and were negatively impacted by an earlier Easter, the inclusion of stores acquired as part of the Longs acquisition, and by the comparison against last year’s H1N1 outbreak.

The generic dispensing rate increased approximately 320 basis points to 71.0% in our Pharmacy Services segment and 310 basis points to 72.7% in our Retail Pharmacy segment, compared to the three months ended June 30, 2009.

Income from continuing operations attributable to CVS Caremark

Income from continuing operations attributable to CVS Caremark for the three months ended June 30, 2010 decreased $67 million, or 7.5% to $822 million, compared to $889 million in the prior year period. Adjusted earnings per share from continuing operations, which excludes $106 million of intangible asset amortization related to acquisition activity, for the three months ended June 30, 2010, were $0.65, including $0.03 per diluted share of accruals for legal settlements, compared to $0.65 in the prior year period. GAAP earnings per diluted share from continuing operations attributable to CVS Caremark for the three months ended June 30, 2010 were $0.60, including $0.03 per diluted share of accruals for legal settlements, compared to $0.60 in the prior year period.

Income from continuing operations attributable to CVS Caremark for the six months ended June 30, 2010 decreased $38 million, or 2.3% to $1.6 billion, compared to $1.6 billion in the prior year period. Adjusted earnings per share from continuing operations, which excludes $211 million of intangible asset amortization related to acquisition activity, for the six months ended June 30, 2010, were $1.25, compared to $1.20 in the prior year period. GAAP earnings per diluted share from continuing operations attributable to CVS Caremark for the six months ended June 30, 2010 were $1.15, compared to $1.11 in the prior year period.

Tom Ryan, Chairman and Chief Executive Officer, said, “I’m pleased with our results for the second quarter, especially given the challenging retail pharmacy environment. Despite lower-than-expected retail sales growth, we were able to exercise disciplined expense control and to deliver on the bottom line. Our PBM business produced results as expected this quarter, and has made terrific progress in the selling season for 2011 as more clients embrace our ability to provide quality pharmacy care while lowering overall health care costs and improving outcomes. I couldn’t be happier with our new contract wins to date, including our long-term agreement with Aetna. We’re very pleased to be partnering with Aetna, and believe our integrated approach and multi-channel platform will help Aetna deliver exceptional results for its clients and members.”

Financial impact of Aetna agreement

In a separate release late yesterday, the Company also announced a new long-term strategic Pharmacy Benefit Management (“PBM”) agreement with Aetna. This groundbreaking collaboration is certainly among the largest and longest-term contracts ever to have been negotiated in the PBM industry. It encompasses approximately $9.5 billion in annual drug spend for approximately 9.7 million lives. The Company expects significant long-term financial benefits from this strategic relationship. The agreement is expected to be $0.01 to $0.02 dilutive to adjusted earnings per share in 2010 due to implementation expenses; to be $0.01 to $0.03 accretive to adjusted earnings per share in 2011; to be in excess of $0.05 accretive in 2012; and to generate more than double that level of accretion in 2013 once the contract is fully implemented.

2010 guidance revision

David Denton, Executive Vice President and Chief Financial Officer, stated “The weak economy has had a dampening impact on prescription utilization and consumer behavior across the retail pharmacy sector, which has affected our sales performance. Having said that, we continue to outpace the industry and to gain market share at a healthy pace.”

In light of these business trends, the Company is lowering its retail same store sales guidance for the year to a range of 2.0% to 3.5% from a range of 3.5% to 5.5%. The Company is also lowering its guidance for adjusted earnings per share for 2010 to a range of $2.68 to $2.73 from a range of $2.77 to $2.84. The earnings guidance revision results from the reduced retail sales guidance as well as higher-than-expected legal accruals and expenses, and from the initial dilution related to implementation costs for the Aetna contract.”

Real estate program

During the three months ended June 30, 2010, the Company opened 50 new retail drugstores, and closed four retail drugstores and two specialty pharmacy stores. In addition, the Company relocated 28 retail drugstores. As of June 30, 2010, the Company operated 7,109 retail drugstores, 45 specialty pharmacy stores, 18 specialty mail order pharmacies and six mail order pharmacies in 44 states, the District of Columbia and Puerto Rico.

Teleconference and webcast

The Company will be holding a conference call today for the investment community at 9:30 am (EDT) to discuss its quarterly results. An audio webcast of the conference call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Caremark website at http://info.cvscaremark.com. This webcast will be archived and available on the website for a one-month period following the conference call.

About the Company

CVS Caremark is the largest pharmacy health care provider in the United States. Through our integrated offerings across the entire spectrum of pharmacy care, we are uniquely positioned to provide greater access to engage plan members in behaviors that improve their health, and to lower overall health care costs for health plans, plan sponsors and their members. CVS Caremark is a market leader in mail order pharmacy, retail pharmacy, specialty pharmacy, and retail clinics, and is a leading provider of Medicare Part D Prescription Drug Plans. As one of the country’s largest pharmacy benefits managers (PBMs), we provide access to a network of more than 64,000 pharmacies, including our more than 7,100 CVS/pharmacy® stores that provide unparalleled service and capabilities. Our clinical expertise includes one of the industry’s most comprehensive disease management programs. General information about CVS Caremark is available through the Company’s website at http://info.cvscaremark.com.

Forward-looking statements

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2009 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.

– Tables Follow –

CVS CAREMARK CORPORATION

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share amounts	2010	2009	2010	2009
Net revenues	$24,007	$24,871	$47,767	$48,265
Cost of revenues	18,987	19,819	38,001	38,465

Gross profit	5,020	5,052	9,766	9,800
Operating expenses	3,519	3,452	6,855	6,823

Operating profit	1,501	1,600	2,911	2,977
Interest expense, net	135	128	263	270

Income before income tax provision	1,366	1,472	2,648	2,707
Income tax provision	544	583	1,054	1,074

Income from continuing operations	822	889	1,594	1,633
Loss from discontinued operations, net of tax	(1)	(3)	(3)	(8)

Net income	821	886	1,591	1,625
Net loss attributable to noncontrolling interest(1)	—	—	1	—

Net income attributable to CVS Caremark	$821	$886	$1,592	$1,625

Income from continuing operations attributable to CVS Caremark:
Income from continuing operations	$822	$889	$1,594	$1,633
Net loss attributable to noncontrolling interest	—	—	1	—

Income from continuing operations attributable to CVS Caremark	$822	$889	$1,595	$1,633

Basic earnings per common share:
Income from continuing operations attributable to CVS Caremark	$0.61	$0.61	$1.16	$1.12
Loss from discontinued operations	—	—	—	—

Net income attributable to CVS Caremark	$0.61	$0.61	$1.16	$1.12

Weighted average basic common shares outstanding	1,359	1,457	1,372	1,453

Diluted earnings per common share:
Income from continuing operations attributable to CVS Caremark	$0.60	$0.60	$1.15	$1.11
Loss from discontinued operations	—	—	—	—

Net income attributable to CVS Caremark	$0.60	$0.60	$1.15	$1.11

Weighted average diluted common shares outstanding	1,369	1,472	1,381	1,470

Dividends declared per common share	$0.08750	$0.07625	$0.17500	$0.15250

(1)	Represents the minority shareholders’ portion of the net loss from our majority owned subsidiary Generation Health, Inc.

CVS CAREMARK CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

In millions, except per share amounts	June 30, 2010	December 31, 2009
Assets:
Cash and cash equivalents	$1,107	$1,086
Short-term investments	4	5
Accounts receivable, net	5,101	5,457
Inventories	10,389	10,343
Deferred income taxes	498	506
Other current assets	171	140

Total current assets	17,270	17,537
Property and equipment, net	8,248	7,923
Goodwill	25,672	25,680
Intangible assets, net	9,949	10,127
Other assets	385	374

Total assets	$61,524	$61,641

Liabilities:
Accounts payable	$3,867	$3,560
Claims and discounts payable	2,482	3,075
Accrued expenses	2,603	3,246
Short-term debt	1,852	315
Current portion of long-term debt	655	2,104

Total current liabilities	11,459	12,300
Long-term debt	9,454	8,756
Deferred income taxes	3,633	3,678
Other long-term liabilities	1,070	1,102
Commitments and contingencies
Redeemable noncontrolling interest	36	37

Shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,618 shares issued and 1,356 shares outstanding at June 30, 2010 and 1,612 shares issued and 1,391 shares outstanding at December 31, 2009	16	16
Treasury stock, at cost: 260 shares at June 30, 2010 and 219 shares at December 31, 2009	(9,073)	(7,610)
Shares held in trust: 2 shares at June 30, 2010 and December 31, 2009	(56)	(56)
Capital surplus	27,413	27,198
Retained earnings	17,705	16,355
Accumulated other comprehensive loss	(133)	(135)

Total shareholders’ equity	35,872	35,768

Total liabilities and shareholders’ equity	$61,524	$61,641

CVS CAREMARK CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
In millions	2010	2009
Cash flows from operating activities:
Cash receipts from revenues	$45,745	$45,497
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(35,386)	(35,665)
Cash paid to other suppliers and employees	(7,129)	(6,903)
Interest received	2	3
Interest paid	(284)	(284)
Income taxes paid	(1,236)	(1,325)

Net cash provided by operating activities	1,712	1,323

Cash flows from investing activities:
Additions to property and equipment	(866)	(1,091)
Proceeds from sale-leaseback transactions	—	503
Proceeds from sale or disposal of assets	10	6
Acquisitions (net of cash acquired) and investments	(25)	(26)
Maturity of short-term investments	1	—

Net cash used in investing activities	(880)	(608)

Cash flows from financing activities:
Increase (decrease) in short-term debt	1,537	(1,716)
Issuance of long-term debt	991	1,000
Repayments of long-term debt	(1,751)	(1)
Dividends paid	(241)	(221)
Derivative settlements	(5)	—
Proceeds from exercise of stock options	145	91
Excess tax benefits from stock-based compensation	13	5
Repurchase of common stock	(1,500)	—

Net cash used in financing activities	(811)	(842)

Net increase (decrease) in cash and cash equivalents	21	(127)
Cash and cash equivalents at beginning of period	1,086	1,352

Cash and cash equivalents at end of period	$1,107	$1,225

Reconciliation of net income to net cash provided by operating activities:
Net income	$1,591	$1,625
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	726	736
Stock-based compensation	75	75
Deferred income taxes and other non-cash items	(20)	61
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	356	(136)
Inventories	(46)	(255)
Other current assets	(31)	(31)
Other assets	(4)	(3)
Accounts payable and claims and discounts payable	(286)	(52)
Accrued expenses	(617)	(744)
Other long-term liabilities	(32)	47

Net cash provided by operating activities	$1,712	$1,323

Adjusted Earnings Per Share

(Unaudited)

For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as income before income tax provision plus amortization, less adjusted income tax provision, plus net loss attributable to noncontrolling interest divided by the weighted average diluted common shares outstanding.

The following is a reconciliation of income before income tax provision to adjusted earnings per share:

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share amounts	2010	2009	2010	2009
Income before income tax provision	$1,366	$1,472	$2,648	$2,707
Amortization	106	107	211	215

Adjusted income before income tax provision	1,472	1,579	2,859	2,922
Adjusted income tax provision(1)	586	625	1,138	1,160

Adjusted income from continuing operations	886	954	1,721	1,762
Net loss attributable to noncontrolling interest	—	—	1	—

Adjusted income from continuing operations attributable to CVS Caremark	$886	$954	$1,722	$1,762

Weighted average diluted common shares outstanding	1,369	1,472	1,381	1,470
Adjusted earnings per share from continuing operations attributable to CVS Caremark	$0.65	$0.65	$1.25	$1.20

(1)	The adjusted income tax provision is computed using the same effective income tax rate from the condensed consolidated statement of income.

Adjusted Earnings Per Share Guidance

(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information that is subject to risks and uncertainties that could cause actual results to differ materially. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2009 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

In millions, except per share amounts	Year Ending December 31, 2010

Income before income tax provision	$5,673	$5,865
Amortization	425	435

Adjusted income before income tax provision	6,098	6,300
Adjusted income tax provision	2,421	2,539

Adjusted income from continuing operations	3,677	3,761
Net loss attributable to noncontrolling interest	4	4

Adjusted income from continuing operations attributable to CVS Caremark	$3,681	$3,765

Weighted average diluted common shares outstanding	1,375	1,380
Adjusted earnings per share from continuing operations attributable to CVS Caremark	$2.68	$2.73

Free Cash Flow

(Unaudited)

The Company defines free cash flow as net cash provided by operating activities less net additions to property and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Six Months Ended June 30,
In millions	2010	2009
Net cash provided by operating activities	$1,712	$1,323
Subtract: Additions to property and equipment	(866)	(1,091)
Add: Proceeds from sale-leaseback transactions	—	503

Free cash flow	$846	$735

Supplemental Information

(Unaudited)

The Company evaluates its Pharmacy Services and Retail Pharmacy segment performance based on net revenue, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying consolidated financial statements:

In millions	Pharmacy Services Segment(1)	Retail Pharmacy Segment	Corporate Segment	Intersegment Eliminations(2)	Consolidated Totals
Three Months Ended
June 30, 2010:
Net revenues	$11,840	$14,311	$—	$(2,144)	$24,007
Gross profit	821	4,229	—	(30)	5,020
Operating profit (loss)	591	1,096	(156)	(30)	1,501
June 30, 2009(3):
Net revenues	$13,008	$13,797	$—	$(1,934)	$24,871
Gross profit	931	4,131	—	(10)	5,052
Operating profit (loss)	697	1,056	(143)	(10)	1,600
Six Months Ended
June 30, 2010:
Net revenues	$23,677	$28,289	$—	$(4,199)	$47,767
Gross profit	1,603	8,216	—	(53)	9,766
Operating profit (loss)	1,130	2,125	(291)	(53)	2,911
June 30, 2009(3):
Net revenues	$24,543	$27,294	$—	$(3,572)	$48,265
Gross profit	1,729	8,087	—	(16)	9,800
Operating profit (loss)	1,234	2,028	(269)	(16)	2,977

(1)	Net revenues of the Pharmacy Services segment include approximately $1.6 billion and $1.8 billion of retail co-payments for the three months ended June 30, 2010 and 2009, respectively, and $3.4 billion of retail co-payments for the six months ended June 30, 2010 and 2009.
(2)	Intersegment eliminations relate to two types of transactions: (i) Intersegment revenues that occur when Pharmacy Services segment customers use Retail Pharmacy segment stores to purchase covered products. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue on a standalone basis, and (ii) Intersegment revenues, gross profit and operating profit that occur when Pharmacy Services segment customers, through the Company’s intersegment activities (such as the Maintenance Choice™ program), elect to pick-up their maintenance prescriptions at Retail Pharmacy segment stores instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue, gross profit and operating profit on a standalone basis. As a result, both the Pharmacy Services and the Retail Pharmacy segments include the following results associated with this activity: net revenues of $430 million and $156 million for the three months ended June 30, 2010 and 2009, respectively, and $770 million and $254 million for the six months ended June 30, 2010 and 2009, respectively; gross profit of $30 million and $10 million for the three months ended June 30, 2010 and 2009, respectively, and $53 million and $16 million for the six months ended June 30, 2010 and 2009, respectively; and operating profit of $30 million and $10 million for the three months ended June 30, 2010 and 2009, respectively, and $53 million and $16 million for the six months ended June 30, 2010 and 2009, respectively.
(3)	The results for the three and six months ended June 30, 2009 have been revised to conform to the 2010 presentation.

Supplemental Information

(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services segment’s performance for the respective periods:

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2010	2009(1)	2010	2009(1)
Net revenues	$11,840	$13,008	$23,677	$24,543
Gross profit	821	931	1,603	1,729
Gross profit % of net revenues	6.9%	7.2%	6.8%	7.0%
Operating expenses	230	234	473	495
Operating expense % of net revenues	1.9%	1.8%	2.0%	2.0%
Operating profit	591	697	1,130	1,234
Operating profit % of net revenues	5.0%	5.4%	4.8%	5.0%
Net revenues(2):
Mail choice(3)	$4,111	$4,229	$8,189	$8,282
Pharmacy network(4)	7,630	8,689	15,300	16,089
Other	99	90	188	172
Pharmacy claims processed(2):
Total	144.3	164.1	291.7	327.5
Mail choice(3)	16.0	16.6	31.5	32.9
Pharmacy network(4)	128.3	147.5	260.2	294.6
Generic dispensing rate(2):
Total	71.0%	67.8%	70.7%	67.7%
Mail choice(3)	61.0%	56.3%	59.9%	55.9%
Pharmacy network(4)	72.2%	68.9%	71.9%	68.9%
Mail choice penetration rate	25.9%	24.0%	25.4%	23.8%

(1)	The results for the three and six months ended June 30, 2009 have been revised to conform to the 2010 presentation of the Pharmacy Services segment.
(2)	Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category.
(3)	Mail choice is defined as claims filled at a Pharmacy Services’ mail facility, which includes specialty mail claims, as well as 90-day claims filled at retail under the Maintenance Choice program.
(4)	Pharmacy network is defined as claims filled at retail pharmacies, including our retail drugstores.

EBITDA and EBITDA per Adjusted Claim

(Unaudited)

The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. We define EBITDA per adjusted claim as EBITDA divided by adjusted pharmacy claims. Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims. EBITDA can be reconciled to operating profit, which we believe to be the most directly comparable GAAP financial measure.

The following is a reconciliation of operating profit to EBITDA for the Pharmacy Services segment:

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per adjusted claim amounts	2010	2009(1)	2010	2009(1)
Operating profit	$591	$697	$1,130	$1,234
Depreciation and amortization	96	94	194	186

EBITDA	687	791	1,324	1,420
Adjusted claims	173.2	194.1	348.7	386.8

EBITDA per adjusted claim	$3.96	$4.07	$3.79	$3.67

(1)	The three and six months ended June 30, 2009 have been revised to conform to the 2010 presentation of the Pharmacy Services segment’s operating profit and depreciation and amortization.

Supplemental Information

(Unaudited)

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy segment’s performance for the respective periods:

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2010	2009(1)	2010	2009(1)
Net revenues	$14,311	$13,797	$28,289	$27,294
Gross profit	4,229	4,131	8,216	8,087
Gross profit % of net revenues	29.6%	29.9%	29.0%	29.6%
Operating expenses	3,133	3,075	6,091	6,059
Operating expense % of net revenues	21.9%	22.3%	21.5%	22.2%
Operating profit	1,096	1,056	2,125	2,028
Operating profit % of net revenues	7.7%	7.7%	7.5%	7.4%

Net revenue increase(2):
Total	3.7%	17.2%	3.6%	15.6%
Pharmacy	4.2%	16.3%	4.4%	14.7%
Front store	2.8%	19.1%	2.0%	17.4%

Same store sales increase (decrease)(3):
Total	2.1%	6.1%	2.2%	4.7%
Pharmacy	2.9%	7.5%	3.3%	6.0%
Front store	0.4%	3.0%	(0.2)%	1.9%
Generic dispensing rate	72.7%	69.6%	72.4%	69.4%
Pharmacy % of total revenues	67.6%	67.3%	68.0%	67.5%
Third party % of pharmacy revenue	97.2%	96.9%	97.2%	96.8%
Retail prescriptions filled	157.5	153.2	314.8	305.7

(1)	The results for the three and six months ended June 30, 2009 have been revised to conform to the 2010 presentation of the Retail Pharmacy segment.
(2)	The net revenue increase for the three and six months ended June 30, 2009 include the results associated with stores acquired from Longs Drug Stores Corporation in October 2008.
(3)	Beginning in November 2009, same store sales increase includes the stores acquired from Longs Drug Stores Corporation in October 2008.